Exhibit 5.1

April 18, 2016

Tripborn, Inc. 812, Venus Atlantis Corporate Park Near Prahalad Nagar Garden, Satellite Ahmedabad 380 015

Re:	Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Tripborn, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration of an aggregate of 10,714,286 shares of the Company’s common stock, $0.0001 par value per share (the “Registered Shares”) that may be offered for sale from time to time by the selling security holders named in the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Registered Shares have been duly and validly authorized for issuance and are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny ● buffalo, ny ● albany, ny ● corning, ny ● new york, ny

April 18, 2016

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or legal conclusion or other matters of law.

Very truly yours, /s/ Harter Secrest & Emery LLP

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